                                                                    Exhibit 99.1

PRESS RELEASE

================================================================================
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com

FOR RELEASE

WEDNESDAY, APRIL 19, 2000

Contact:  Margaret K. Dorman
          Chief Financial Officer
          (281) 443-3370


                        SMITH INTERNATIONAL, INC. REPORTS
                    71 PERCENT INCREASE IN QUARTERLY EARNINGS

     HOUSTON, Texas (April 19, 2000)... Smith International, Inc. (NYSE: SII;
PCX) today announced first quarter earnings of $11.3 million, or 23 cents per share on a diluted basis, compared with net income of $6.6 million, or 14 cents per share on a diluted basis, in the first quarter of 1999. Revenues for the three months ended March 31, 2000 were $625.4 million, a 58 percent increase over the amount reported in the prior year period. The majority of the revenue improvement was experienced in the U.S. and Canada due to a combination of increased North American activity levels, new product introductions and acquired operations. After excluding the effect of acquired and divested operations, revenues were 19 percent above amounts reported in the first quarter of 1999.

     M-I L.L.C., which consists of the M-I Fluids and M-I SWACO operating units, reported revenues of $267.8 million for the first quarter of 2000. Revenues grew 30 percent over the prior year quarter, due to the impact of increased deepwater drilling activity, new contracts awarded in the last half of 1999 and formation of the drilling fluids joint venture. After excluding incremental revenues associated with Schlumberger's Dowell drilling fluid operations, revenues increased approximately 16 percent from the first quarter of 1999. The majority of the base business revenue growth

                                                                    Exhibit 99.1


related to higher sales of synthetic fluids and engineering services, primarily in the U.S. Gulf Coast area.

     Smith Bits' revenues were $75.4 million for the first quarter of 2000, a 25 percent increase over the amount reported in the prior year period. Increases in North American drilling activity levels and new product introductions contributed the majority of the revenue growth. Products introduced within the last 12 months accounted for approximately one-third of petroleum three-cone and diamond bit sales in the first quarter of 2000.

     Smith Services reported revenues of $64.7 million, an increase of 13 percent over the first quarter of 1999. The revenue increase is attributable to the improvement in North American activity levels, particularly in the U.S. Gulf Coast area. Revenue growth was experienced across all product groups with higher inspection services and tubular sales accounting for the majority of the increase over the prior year period.

     Wilson's revenues were $217.6 million for the first quarter of 2000, almost three times the amount reported in the prior year period. The increase primarily relates to the inclusion of revenues from acquired operations, including the impact of the Texas Mill transaction completed on January 15, 2000. Growth in base business revenues, resulting from increased product sales to the energy sector and higher demand for line pipe, also contributed to the improvement over the prior year. Excluding the impact of acquired and divested operations, revenues were 28 percent above first quarter 1999 levels.

     Commenting on the results, Chairman and CEO, Doug Rock stated, "The recovery in North American activity levels led to Smith posting its third consecutive quarter of earnings increases. More significantly, this was the first time we've reported both year-over-year and sequential earnings improvement in the past nine quarters. The combined



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                                                                    Exhibit 99.1


operating margin of our non-distribution businesses reached 8 percent of revenues during the period, resulting in incremental operating margins of 25 percent on a sequential quarter basis. We're pleased with the progress to date and will continue to concentrate on margin improvement as activity levels pick up in the last half of the year."

     Loren Carroll, Executive Vice President also noted that, "Revenue growth combined with improved operating margins has positively impacted the first quarter's results. Excluding the impact of non-recurring items recorded in the first quarter of 1999, our earnings before interest, taxes and minority interests ("EBIT") increased 75 percent on revenue growth of 58 percent. Additionally, operating cash flow, which consists of EBIT plus depreciation and amortization reduced for our minority partners' share, increased to $43.0 million, or $0.86 per share for the quarter."

     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I L.L.C., Smith Bits, Smith Services and Wilson.

     Unaudited financial highlights follow:



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                                                                    Exhibit 99.1


                            SMITH INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              Three Months Ended
                                                                                   March 31,
                                                                        --------------------------------
                                                                            2000               1999
                                                                        -------------      -------------
                                                                                  (Unaudited)
Revenues..........................................                        $ 625,432           $ 397,022

Costs and expenses:
  Cost of revenues................................                          463,949             285,683
  Selling expenses................................                           95,304              69,907
  General and administrative expenses.............                           30,254              20,943
  Non-recurring items.............................                               --              (2,621)
                                                                          ---------           ---------
    Total costs and expenses......................                          589,507             373,912
                                                                          ---------           ---------

    Earnings before interest and taxes............                           35,925              23,110

Interest expense, net.............................                            8,765              12,075
                                                                          ---------           ---------

Income before income taxes and
  minority interests..............................                           27,160              11,035

Income tax provision..............................                            9,675               4,950
                                                                          ---------           ---------

Income before minority interests..................                           17,485               6,085

Minority interests................................                            6,162                (521)
                                                                          ---------           ---------

Net income........................................                        $  11,323           $   6,606
                                                                          =========           =========

Earnings per share:
   Basic..........................................                        $    0.23           $     0.14
                                                                          =========           ==========
   Diluted........................................                        $    0.23           $     0.14
                                                                          =========           ==========

Weighted average shares outstanding:
   Basic..........................................                           49,169               48,159
                                                                          =========           ==========
   Diluted........................................                           49,930               48,607
                                                                          =========           ==========

OTHER DATA:
Depreciation and amortization.....................                        $  19,434           $   18,763
                                                                          =========           ==========
Capital spending (a)..............................                        $  15,639           $   13,315
                                                                          =========           ==========
EBIT excluding minority interests (b).............                        $  27,317           $   20,489
                                                                          =========           ==========
EBITDA excluding minority interests (b)...........                        $  43,022           $   39,252
                                                                          =========           ==========

NOTE (a):
         Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. The net capital spending was approximately $12.6 million and $9.3 million for the first quarter of 2000 and 1999, respectively.

NOTE (b):
"Earnings before interest and taxes (EBIT) excluding minority interests" and "Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding minority interests", represent the amount of EBIT and EBITDA earned by the Company after reduction for the portion of the respective amounts allocable to the minority interest partners. The 1999 amounts also exclude the impact of non-recurring items.

                                                                    Exhibit 99.1


                            SMITH INTERNATIONAL, INC.
                                REVENUE ANALYSIS
                                 (IN THOUSANDS)


                                                                                 THREE MONTHS
                                                                                ENDED MARCH 31,
                                                               --------------------------------------------------
                                                                      2000                         1999
                                                               --------------------        ----------------------
        M-I L.L.C.                                                        $267,777                      $205,901

        SMITH BITS                                                          75,439                        60,421

        SMITH SERVICES                                                      64,664                        57,157

        WILSON                                                             217,552                        73,543
                                                               --------------------        ----------------------

        TOTAL                                                             $625,432                      $397,022
                                                               ====================        ======================